Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011
product supplement no. 1-V dated March 21, 2014  and
underlying supplement no. 1-I dated November 14, 2011	Term sheet to Product Supplement No. 1-V Registration Statement No. 333-177923 Dated March 21, 2014; Rule 433

Structured Investments	$ Callable Range Accrual Notes linked to 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index due March 28, 2029

General

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing March 28, 2029.
•	The notes are designed for an investor who seeks periodic payments of interest that accrue on a daily basis if both (i) 6-Month USD LIBOR is less than or equal to the Maximum LIBOR Rate and (ii) the Index Level of both the S&P 500® Index and the EURO STOXX 50® Index (each, an “Index” and collectively the “Indices”) are greater than or equal to 65.00% of their respective Initial Index Levels, in each case on the applicable Accrual Determination Date. If, for an entire Interest Period, 6-Month USD LIBOR is greater than the Maximum LIBOR Rate or either the S&P 500® Index or the EURO STOXX 50® Index is less than 65.00% of its Initial Index Level, the Interest Rate for such Interest Period will be equal to zero.
•	The notes do not guarantee any return of principal at maturity. Instead, if the notes are not called, the repayment of principal at maturity will be based on the performance of the Lesser Performing Index and whether the Ending Index Level of the Lesser Performing Index is less than the Barrier Level of 55.00% of its Initial Index Level. If the Ending Index Level of either Index is less than its Barrier Level, investors will lose at least 45.00% of their principal and may lose their entire principal at maturity, regardless of whether the Ending Index Level of the other Index is greater than or equal to its Barrier Level. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Subject to satisfaction of the Accrual Provision, interest on the notes will be calculated based on the applicable Interest Factor set forth below. In no event will the Interest Rate be greater than the Maximum Interest Rate as set forth below or less than the Minimum Interest Rate of 0.00% per annum.
•	At our option, we may call your notes prior to their scheduled Maturity Date on one of the Redemption Dates set forth below. For more information, see “Key Terms” and “Selected Risk Considerations” in this term sheet.
•	The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. I-V, will supersede the terms set forth in product supplement no. I-V. In particular, whether the Accrual Provision is satisfied will depend on 6-Month USD LIBOR and the Index Levels of both the S&P 500® Index and the EURO STOXX 50® Index on the applicable Accrual Determination Date (rather than on 6-Month USD LIBOR on a LIBOR Determination Date and the Index Level on an Equity Index Determination Date as described in product supplement no. I-V), as set forth below, and interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date or Redemption Date. Please refer to “Additional Key Terms — Accrual Provision,” “Additional Key Terms — Accrual Determination Date,” “Key Terms — Redemption Feature” and “Selected Purchase Considerations — Periodic Interest Payments” in this term sheet for more information.
•	Notes may be purchased in minimum denominations of $1,000 and in integral multiples of $1,000 thereafter.
•	The notes are expected to price on or about March 25, 2014 and are expected to settle on or about March 28, 2014.

Key Terms

Payment at Maturity:

If the Ending Index Level of both Indices is greater than or equal to their respective Barrier Levels, you will receive the principal amount of your notes at maturity.

If the Ending Index Level of either Index is less than its Barrier Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

If the Ending Index Level of either Index is less than its Barrier Level, you will lose at least 45.00% of your principal and may lose all of your initial investment.

Regardless of whether the Ending Index Level of either Index is greater than, equal to or less than its Initial Index Level, at maturity you will also receive any accrued and unpaid interest on your notes.

Initial Index Level:	With respect to each Index, the Index Level of that Index on the Pricing Date
Ending Index Level:	With respect to each Index, the Index Level of that Index on the Observation Date
Index Return:	With respect to each Index, the Index Return is calculated as follows: (Ending Index Level - Initial Index Level) Initial Index Level
Lesser Performing Index:	The Index with the Lesser Performing Index Return
Lesser Performing Index Return:	The lower of the Index Return of the S&P 500® Index and the Index Return of the EURO STOXX 50® Index
Barrier Level:	With respect to each Index, 55.00% of its Initial Index Level
Call Feature:	On the 28th day of March, June, September and December of each year, commencing on March 28, 2015 and ending on the Maturity Date (each, a “Redemption Date”), we may redeem your notes in whole but not in part at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest to but excluding the Redemption Date, subject to the Business Day Convention and the Interest Accrual Convention described below and in the accompanying product supplement no. I-V.
Interest:	We will pay you interest on each Interest Payment Date based on the applicable Day Count Fraction and subject to the Interest Accrual Convention described below and in the accompanying product supplement no. I-V.
Interest Period:	The period beginning on and including the Original Issue Date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, subject to the Interest Accrual Convention described below and in the accompanying product supplement no. I-V.
Interest Payment Dates:	Interest on the notes will be payable in arrears on the 28th day of March, June, September and December of each year, commencing on June 28, 2014 to and including the Maturity Date, subject to the Business Day Convention and Interest Accrual Convention described below and in the accompanying product supplement no. I-V.
Interest Rate:

For each Interest Period, the Calculation Agent will determine the Interest Rate* per annum applicable to each Interest Period, calculated in thousandths of a percent, with five ten-thousandths of a percent rounded upwards, based on the following formula:

, where

“Actual Days” means, with respect to each Interest Payment Date, the actual number of calendar days in the immediately preceding Interest Period; and

“Variable Days” means, with respect to each Interest Payment Date, the actual number of calendar days during the immediately preceding Interest Period on which the Accrual Provision is satisfied.

*The Interest Rate described above is a rate per annum, may not equal the Interest Factor during any Interest Period and is subject to the Minimum Interest Rate and the Maximum Interest Rate. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied. See the definition for “Variable Days” and “Accrual Provision” herein, as well as the formula for Interest Rate set forth above.

Interest Factor:	8.00% per annum
Maximum LIBOR Rate:	6.50%
Minimum Interest Rate:	0.00% per annum
Maximum Interest Rate:	Equal to the Interest Factor
Other Key Terms:	Please see “Additional Key Terms” in this term sheet for other key terms.

Investing in the Callable Range Accrual Notes involves a number of risks. See “Risk Factors” beginning on page PS-14 of the accompanying product supplement no. I-V, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying product supplement no. I-V, the accompanying underlying supplement no. 1-I or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $50.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-43 of the accompanying product supplement no. I-V.

If the notes priced today the estimated value of the notes as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $890.00 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $870.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 21, 2014

 Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, underlying supplement no. 1-I, product supplement no. I-V and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. I-V dated March 21, 2014 and underlying supplement no. 1-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. I-V, the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” below, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. I-V dated March 21, 2014:
•	http://www.sec.gov/Archives/edgar/data/19617/000089109214002227/e58025_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Accrual Provision:	For each Interest Period, the Accrual Provision shall be deemed to have been satisfied on each calendar day during such Interest Period on which (i) 6-Month USD LIBOR, as determined on the Accrual Determination Date relating to such calendar day, is less than or equal to the Maximum LIBOR Rate, (ii) the Index Level of the S&P 500® Index, as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to 65.00% of its Initial Index Level and (iii) the Index Level of the EURO STOXX 50® Index, as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to 65.00% of its Initial Index Level. If (i) 6-Month USD LIBOR determined on any Accrual Determination Date relating to a calendar day is greater than the Maximum LIBOR Rate, (ii) the Index Level of the S&P 500® Index as determined on the Accrual Determination Date relating to such calendar day is less than 65.00% of its Initial Index Level and/or (iii) the Index Level of the EURO STOXX 50® Index as determined on the Accrual Determination Date relating to such calendar day is less than 65.00% of its Initial Index Level, then the Accrual Provision shall be deemed not to have been satisfied for such calendar day. Notwithstanding the foregoing and anything to the contrary in the accompanying product supplement no. I-V, the Accrual Provision will be deemed to have not been satisfied on a calendar day if a market disruption event with respect to either Index occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that calendar day (including any originally scheduled Accrual Determination Date relating to an Exclusion Period).
Accrual Determination Date:	For each calendar day during an Interest Period, the second Trading Day prior to such calendar day. Notwithstanding the foregoing, for all calendar days in the Exclusion Period, the Accrual Determination Date will be the first Trading Day that precedes such Exclusion Period. The Accrual Provision will be deemed to have not been satisfied on a calendar day if a market disruption event with respect to either Index occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that calendar day.
6-Month USD LIBOR:	For each Accrual Determination Date, 6-Month USD LIBOR refers to the London Interbank Offered Rate for deposits in U.S. dollars with a designated maturity of six months that appears on Reuters page “LIBOR01” under the heading “6Mo” (or any successor page) at approximately 11:00 a.m., London time, on such Accrual Determination Date, as determined by the calculation agent. If on such Accrual Determination Date, 6-Month USD LIBOR cannot be determined by reference to Reuters page “LIBOR01” (or any successor page), then the calculation agent will determine 6-Month USD LIBOR in accordance with the procedures set forth in the accompanying product supplement no. I-V under “Description of Notes — Interest — The Underlying Rates— LIBOR Rate.”
Exclusion Period:	For each Interest Period, the period commencing on the sixth Business Day prior to but excluding each Interest Payment Date.
Index Level:	On any Trading Day, the official closing level of the applicable Index published following the regular official weekday close of trading for the Index on the applicable Bloomberg Professional® Service page on such Trading Day. In certain circumstances, the Index Levels will be based on the alternative calculation of the S&P 500® Index or the EURO STOXX 50® Index as described under “General Terms of Notes — Discontinuation of an Equity Index; Alteration of Method of Calculation” in the accompanying product supplement no. I-V.
Trading Day:

For purposes of the Accrual Provision, a day, as determined by the calculation agent, (a) on which trading is generally conducted on (i) the relevant exchanges for securities underlying each Index or relevant successor index, if applicable, and (ii) the exchanges on which futures or options contracts related to each Index or relevant successor index, if applicable, are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time, and (b) commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.

For purposes of the Observation Date, a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges for securities underlying the applicable Index or relevant successor index, if applicable, and (ii) the exchanges on which futures or options contracts related to the applicable Index or relevant successor index, if applicable, are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

Business Day:	Any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted
Pricing Date:	March 25, 2014, subject to the Business Day Convention.
Original Issue Date (Settlement Date):	On or about March 28, 2014, subject to the Business Day Convention.
JPMorgan Structured Investments —	TS-2
Callable Range Accrual Notes linked to 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index

Observation Date*:	March 23, 2029
Maturity Date*:	March 28, 2029, subject to the Business Day Convention.
Business Day Convention:	Following
Interest Accrual Convention:	Unadjusted
Day Count Fraction:	30/360
CUSIP:	48126N5S2
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes—Payment At Maturity” and “Description of Notes—Postponement of an Observation Date” in the accompanying product supplement no. I-V.
JPMorgan Structured Investments —	TS-3
Callable Range Accrual Notes linked to 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index

Selected Purchase Considerations

•	LIMITED PROTECTION AGAINST LOSS - We will pay you your principal back at maturity if the Ending Index Level of each Index is not less than its Barrier Level. If the Ending Index Level of either Index is less than its Barrier Level, for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes. If the Ending Index Level of either Index is less than its Barrier Level, you will lose at least 45.00% of your principal and may lose all of your initial investment.
•	EXPOSURE TO the S&P 500® Index AND the EURO STOXX 50® Index – The return on the notes at maturity is linked to the Lesser Performing Index, which will be either the S&P 500® Index or the EURO STOXX 50® Index.

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of the Licensors shall have any liability with respect thereto. For additional information about the Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1-I.

•	PRESERVATION OF CAPITAL UPON EARLY REDEMPTION — Regardless of the performance of 6-Month USD LIBOR, the S&P 500® Index or the EURO STOXX 50® Index, we will pay you at least the principal amount of your notes upon early redemption. Because the notes are our unsecured and unsubordinated obligations, payment of any amount upon early redemption is subject to our ability to pay our obligations as they become due.
•	PERIODIC INTEREST PAYMENTS — The notes offer periodic interest payments on each Interest Payment Date. For all Interest Periods, the notes will pay at the applicable variable Interest Rate. The interest payments for all Interest Periods will be affected by (i) the level of 6-Month USD LIBOR, (ii) the official closing level of the S&P 500® Index and (iii) the official closing level of the EURO STOXX 50® Index as described under “Interest Rate” on the cover of this term sheet, but will not reflect the performance of such rate or such Indices. In no event will the Interest Rate be greater than the Maximum Interest Rate as set forth above or less than the Minimum Interest Rate of 0.00% per annum. The yield on the notes may be less than the overall return you would receive from a conventional debt security that you could purchase today with the same maturity as the notes.
•	POTENTIAL EARLY REDEMPTION BY US AT OUR OPTION — At our option, we may redeem the notes, in whole but not in part, on each of the Redemption Dates set forth above, commencing on March 28, 2015, at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest, subject to the Business Day Convention and the Interest Accrual Convention described on the cover of this term sheet and in the accompanying product supplement no. I-V. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the Business Day immediately preceding the applicable Redemption Date.
•	TAX TREATMENT— You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. I-V. Based on the advice of Sidley Austin llp, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as income-bearing pre-paid derivative contracts. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

Assuming that the treatment of the notes as income-bearing pre-paid derivative contracts is respected, interest payments that you receive should be included in ordinary income at the time you receive the payments or when the payments accrue, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders should note that because the United States federal income tax treatment (including the applicability of withholding) of the interest payments on the notes is uncertain, and although the Company believes it is reasonable to take a position that the interest payments are not subject to U.S. withholding tax (at least if a valid IRS Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the

JPMorgan Structured Investments —	TS-4
Callable Range Accrual Notes linked to 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index

possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are a Non-U.S. Holder, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. I-V dated March 21, 2014 and the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS OF PRINCIPAL - The notes do not guarantee any return of principal. The payment of principal at maturity is linked to the performance of the Lesser Performing Index and will depend on whether, and the extent to which, the Lesser Performing Index Return is positive or negative. Your investment will be exposed to loss if the Ending Index Level of either Index is less than its Barrier Level. For every 1% that the Ending Index Level of the Lesser Performing Index is less than its Barrier Level, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, if the Ending Index Level of either Index is less than its Barrier Level of 55.00% of its Initial Index Level, you will lose at least 45.00% of your principal and may lose all of your initial investment.
•	THE NOTES ARE NOT ORDINARY DEBT SECURITIES AND ARE SUBJECT TO AN INTEREST ACCRUAL PROVISION; THE INTEREST RATE ON THE NOTES IS VARIABLE AND WILL NOT EXCEED THE INTEREST FACTOR AS SET FORTH ABOVE AND MAY BE EQUAL TO 0.00% — The terms of the notes differ from those of ordinary debt securities in that the rate of interest you will receive is not fixed, but will vary based on the levels of 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index over the course of each Interest Period. For each Interest Period, there is a Maximum Interest Rate per annum equal to the Interest Factor set forth above on the cover of this term sheet. This is because the variable Interest Rate on the notes, while determined by reference to the level of 6-Month USD LIBOR and the official closing levels of both the S&P 500® Index and the EURO STOXX 50® Index as described on the cover of this term sheet, does not actually pay an amount based directly on such levels. Your return on the notes for any Interest Period will not exceed the applicable Interest Factor for such Interest Period, regardless of the decline in 6-Month USD LIBOR or appreciation in either the S&P 500® Index or the EURO STOXX 50® Index, which may be significant. Moreover, each calendar day during an Interest Period for which the level of 6-Month USD LIBOR is greater than the Maximum LIBOR Rate or the Index Level of either the S&P 500® Index or the EURO STOXX 50® Index is less than 65.00% of its Initial Index Level (each as determined based on the levels of 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index on the applicable Accrual Determination Date) will result in a reduction of the Interest Rate per annum payable for the corresponding Interest Period. If the level of 6-Month USD LIBOR is greater than the Maximum LIBOR Rate or the official closing level of either the S&P 500® Index or the EURO STOXX 50® Index is less than 65.00% of its Initial Index Level for an entire Interest Period, the Interest Rate for such Interest Period will be equal to 0.00% and you will not receive any interest payment for such Interest Period. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
•	THE NOTES REFERENCE TWO EQUITY INDICES AND AN INTEREST RATE — If (i) 6-Month USD LIBOR is greater than the Maximum LIBOR Rate, (ii) the Index Level of the S&P 500® Index is less than 65.00% of its Initial Index Level and/or (iii) the Index Level of the EURO STOXX 50® Index is less than 65.00% of its Initial Index Level on the applicable Accrual Determination Date, the notes will not accrue interest on that day. If the notes do not satisfy the Accrual Provision for each calendar day in an Interest Period, the interest rate payable on the notes will be equal to 0.00% for such Interest Period. You should carefully consider the movement, current level and overall trend in equity markets and interest rates prior to purchasing these notes. Although the notes do not directly reference the levels of 6-Month USD LIBOR, the S&P 500® Index or the EURO STOXX 50® Index, the interest, if any, payable on your notes is contingent upon, and related to, each of these levels.
•	THE INTEREST RATE ON THE NOTES IS SUBJECT TO A MAXIMUM INTEREST RATE — The rate of interest is variable; however, it is still subject to a Maximum Interest Rate. The Interest Rate on the notes will not exceed the applicable Maximum Interest Rate for each Interest Period set forth on the front cover of this term sheet. Although the notes are subject to an Accrual Provision, the interest (if any) payable on the notes accrues at a rate based on the applicable Interest Factor set forth above, and therefore the amount of interest payable on the notes remains subject to the Maximum Interest Rate.
•	You Are Exposed to Performance Risk of 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index — Your Interest Rate applicable to each Interest Payment Date is not linked to the aggregate performance of 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index. Rather,
JPMorgan Structured Investments —	TS-5
Callable Range Accrual Notes linked to 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index

whether or not any calendar day is a Variable Day within an Interest Period will be contingent upon the performance of each of 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index individually. Unlike an investment in an instrument with a return linked to a basket of underlying assets, in which risk is mitigated through diversification among all of the components of the basket, an investment in the notes will expose you to the risks related to each of 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index. Poor performance of 6-Month USD LIBOR (meaning that it increases to be greater than the Maximum LIBOR Rate) or either Index (meaning that either Index decreases to be less than 65.00% of its Initial Index Level) during the term of the notes may negatively affect your return on the notes and will not be offset or mitigated by any positive performance of the others. Accordingly, your investment is subject to the performance risk of each of 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index.

•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING INDEX – You will lose some or all of your investment in the notes if the Ending Index Level of either Index is below its Barrier Level. This will be true even if the Ending Index Level of the other Index is greater than or equal to its Initial Index Level. The two Indices’ respective performances may not be correlated and, as a result, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities across diverse markets during the term of the notes.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE INDEX LEVEL OF EACH INDEX – Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Indices. Your payment at maturity is contingent upon the performance of each individual Index such that you will be exposed to the risks related to both of the Indices. Poor performance by either of the Indices over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by any positive performance by the other Index. Accordingly, your investment is subject to the risk of decline in the Index Level of each Index.
•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities underlying the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.
•	THE INTEREST RATE ON THE NOTES MAY BE BELOW THE RATE OTHERWISE PAYABLE ON SIMILAR VARIABLE RATE notes ISSUED BY US — The value of the notes will depend on the Interest Rate on the notes, which will be affected by the levels of 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index. If the level of 6-Month USD LIBOR, the S&P 500® Index or the EURO STOXX 50® Index changes beyond the thresholds specified above, the Interest Rate on the notes may be less than returns on similar variable rate notes issued by us that are not linked to 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index, or that are only linked to one of 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index. We have no control over any fluctuations in 6-Month USD LIBOR, the S&P 500® Index or the EURO STOXX 50® Index.
•	THE METHOD OF DETERMINING WHETHER THE ACCRUAL PROVISION HAS BEEN SATISFIED MAY NOT DIRECTLY CORRELATE TO THE ACTUAL PERFORMANCE OF 6-MONTH USD LIBOR OR THE ACTUAL LEVELS OF THE S&P 500® Index OR the EURO STOXX 50® Index — The determination of the Interest Rate per annum payable for any Interest Period will be based on the actual number of days in that Interest Period on which the Accrual Provision is satisfied, as determined on each Accrual Determination Date. However, we will use the same Index Levels of the S&P 500® Index and the EURO STOXX 50® Index and the same level of 6-Month USD LIBOR to determine whether the Accrual Provision is satisfied for the period commencing on the sixth Business Day prior to but excluding each applicable Interest Payment Date, which period we refer to as the Exclusion Period. The Index Levels and the level of 6-Month USD LIBOR used will be, respectively, the Index Levels of the S&P 500® Index and the EURO STOXX 50® Index and the level of 6-Month USD LIBOR on the first Trading Day immediately preceding the Exclusion Period, regardless of what the actual closing levels of the S&P 500® Index or the EURO STOXX 50® Index are, or the actual level of 6-Month USD LIBOR is, for the calendar days in that period or whether the Accrual Provision could have otherwise been satisfied if actually tested in the Exclusion Period. As a result, the determination as to whether the Accrual Provision has been satisfied for any Interest Period may not directly correlate to the actual Index Levels of the S&P 500® Index or the EURO STOXX 50® Index or the actual levels of 6-Month USD LIBOR, which will in turn affect the Interest Rate calculation.
•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE INDICES — If the notes are not called and the Ending Index Level of each Index is greater than or equal to its Barrier Level, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of either Index, which may be significant. In addition, if the notes are called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest, regardless of any appreciation in the value of either Index, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Index during the term of the notes.
•	THE RETURN OF ANY PRINCIPAL COMPONENT OF YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE PERFORMANCE OF THE LESSER PERFORMING INDEX — If the notes are not called and the Ending Index
JPMorgan Structured Investments —	TS-6
Callable Range Accrual Notes linked to 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index

Level of the Lesser Performing Index is less than its Barrier Level, you will lose at least 45.00% of your investment in the notes and may lose all of your investment.

•	LONGER DATED NOTES MAY BE MORE RISKY THAN SHORTER DATED NOTES — By purchasing a note with a longer tenor, you are more exposed to fluctuations in interest rates than if you purchased a note with a shorter tenor. Specifically, you may be negatively affected if certain interest rate scenarios occur or if the Index Level of either the S&P 500® Index or the EURO STOXX 50® Index is less than 65.00% of its Initial Index Level or if 6-Month USD LIBOR is greater than the Maximum LIBOR Rate for an entire Interest Period. The applicable discount rate, which is the prevailing rate in the market for notes of the same tenor, will likely be higher for notes with longer tenors than if you had purchased a note with a shorter tenor. Therefore, assuming the notes have not been called and that short term rates rise, as described above, the market value of a longer dated note will be lower than the market value of a comparable short term note with similar terms.
•	WE MAY CALL YOUR NOTES PRIOR TO THEIR SCHEDULED MATURITY DATE— We may choose to call the notes early or choose not to call the notes early on any Redemption Date in our sole discretion. If the notes are called early, you will receive the principal amount of your notes plus accrued and unpaid interest to, but not including the Redemption Date. The aggregate amount that you will receive through and including the Redemption Date may be less than the aggregate amount that you would have received had the notes not been called early. If we call the notes early, you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date. We may choose to call the notes early, for example, if U.S. interest rates decrease significantly or if volatility of U.S. interest rates decreases significantly.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes you will not have voting rights, or rights to receive cash dividends or other distributions, or other rights that holders of securities composing the S&P 500® Index or the EURO STOXX 50® Index would have.
•	VARIABLE RATE NOTES DIFFER FROM FIXED RATE NOTES — The variable Interest Rate for all Interest Periods will be determined in part based on the Accrual Provision set forth on the cover of this term sheet, which is contingent upon the Index Levels of the S&P 500® Index and the EURO STOXX 50® Index and the level of 6-Month USD LIBOR and may be less than returns otherwise payable on debt securities issued by us with similar maturities. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of the notes as compared to other investment alternatives.
•	MARKET DISRUPTION EVENTS MAY ADVERSELY AFFECT THE RATE AT WHICH THE NOTES ACCRUE INTEREST — The rate at which the notes accrue interest for an Interest Period will be based on the level of 6-Month USD LIBOR and the Index Levels of the S&P 500® Index and the EURO STOXX 50® Index on the applicable Accrual Determination Date. Notwithstanding anything to the contrary herein or in the accompanying product supplement no. 1-V, if a market disruption event with respect to either Index occurs or is continuing on any Accrual Determination Date, the Accrual Provision will be deemed to have not been satisfied on such Accrual Determination Date (including any originally scheduled Accrual Determination Date relating to an Exclusion Period). Because your notes will not accrue interest unless the Accrual Provision is satisfied, if a market disruption event continues for an extended period of time, the amount of interest that accrues on the notes may be severely limited.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities as well as modeling and structuring the economic terms of the notes, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. I-V for additional information about these risks.
•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the
JPMorgan Structured Investments —	TS-7
Callable Range Accrual Notes linked to 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index

projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — JPMS’s internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See “Secondary Market Prices Of The Notes Will Be Impacted By Many Economic And Market Factors” below for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs, including, but not limited to:
•	the performance of 6-month USD LIBOR;
•	the performance of each Index;
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the time to maturity of the notes;
•	dividend rates on the equity securities underlying the Indices;
•	the expected positive or negative correlation between 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index or the expected absence of such correlation;
•	the exchange rate and the volatility of the exchange rate between U.S. dollar and the European Union euro;
•	interest and yield rates in the market generally, as well as the volatility of those rates;
•	the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise; and
•	a variety of other economic, financial, political, regulatory and judicial events.
JPMorgan Structured Investments —	TS-8
Callable Range Accrual Notes linked to 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	SECONDARY MARKET PRICES OF THE NOTES ARE SENSITIVE TO BOTH INTEREST RATES AND THE PERFORMANCE OF EACH INDEX — If interest rates rise generally, including but not limited to the performance of 6-Month USD LIBOR, the secondary market prices of the notes will be adversely impacted because of the relatively long term of the notes and the increased probability that the Accrual Provision may not be satisfied over the remaining term of the notes. Additionally, if the Index Level for either Index declines, even if such Index Level has not declined below the applicable Barrier Level, the secondary market prices of the notes will also be adversely impacted because of the increased probability that the Accrual Provision may not be satisfied over the remaining term of the notes and the increased probability that you may lose some or all of your principal at maturity. If both interest rates rise and either Index Level declines, the secondary market prices of the notes may decline more rapidly than other securities that are only linked to 6-Month USD LIBOR or the Indices, or if the amount payable at maturity was not linked to the performance of the Lesser Performing Index relative to its Barrier Level.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including trading instruments related to 6-Month USD LIBOR, the Indices and the equity securities included in the Indices. We or our affiliates may also trade in the equity securities included in the S&P 500® Index or the EURO STOXX 50® Index from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could affect adversely the likelihood of an early redemption or our payment to you at maturity.
•	6-MONTH USD LIBOR AND THE INDICES WILL BE AFFECTED BY A NUMBER OF FACTORS THAT COULD IMPACT THE VALUE OF THE NOTES — The amount of interest, if any, payable on the notes will depend on a number of factors that could affect the levels of 6-Month USD LIBOR and the Index Levels of the S&P 500® Index or the EURO STOXX 50® Index and, in turn, could affect the value of the notes. These factors include (but are not limited to) the expected volatility of 6-Month USD LIBOR, supply and demand among banks in London for U.S. dollar-denominated deposits with approximately a six month term, increases in interest and yield rates in the market, decreases in equities trading, the performance of capital markets, monetary policies, fiscal policies, regulatory or judicial events, inflation, general economic conditions, and public expectations with respect to such factors. These and other factors may have a negative impact on the Interest Factor and therefore the Interest Rate on the notes and on the value of the notes in the secondary market. The effect that any single factor may have on 6-Month USD LIBOR or the Index Levels of the S&P 500® Index or the EURO STOXX 50® Index, and therefore on the value of your notes, may be partially offset by other factors. We cannot predict the factors that may cause the Accrual Provision to be satisfied, or not, on any calendar day. Furthermore, we cannot predict the factors that may cause 6-Month USD LIBOR to increase such that it reduces the Interest Rate per annum payable for the corresponding Interest Period.
•	The TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, JPMS’s estimated value will be provided in the pricing supplement, and the estimated value of the notes may be equal to the low end of the applicable range set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the low end of the range for JPMS’s estimated value.
•	TAX DISCLOSURE – The information under “Tax Treatment” in this term sheet remains subject to confirmation by our tax counsel. We will notify you of any revisions to the information under “Tax Treatment” in a supplement to this term sheet on or before the business day immediately preceding the Original Issue Date, or if the information cannot be confirmed by our tax counsel, we may terminate this offering of Notes.
JPMorgan Structured Investments —	TS-9
Callable Range Accrual Notes linked to 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index

Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period

The following examples illustrate how to calculate the Interest Rate on the notes for four Interest Periods. For purposes of the following examples, we have assumed that the notes are not called prior to their scheduled Maturity Date, that there are 90 days in the applicable Interest Period and that 6-Month USD LIBOR is less than or equal to the Maximum LIBOR Rate. The hypothetical 6-Month USD LIBOR, Index Levels and Interest Rates in the following examples are for illustrative purposes only and may not correspond to the actual 6-Month USD LIBOR, Index Levels or Interest Rates for any Interest Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: 6-Month USD LIBOR is less than or equal to the Maximum LIBOR Rate and the Index Level of each Index is greater than or equal to 65.00% of its Initial Index Level on 70 calendar days during the Interest Period. Because the Accrual Provision is satisfied for 70 calendar days and the Interest Factor for the Interest Period is 8.00% per annum, the Interest Rate for the Interest Period is 6.22% per annum, calculated as follows:

8.00% × (70 / 90) = 6.22% per annum

Example 2: 6-Month USD LIBOR is less than or equal to the Maximum LIBOR Rate and the Index Level of each Index is greater than or equal to 65.00% of its Initial Index Level on 50 calendar days during the Interest Period. Because the Accrual Provision is satisfied for 50 calendar days and the Interest Factor for the Interest Period is 8.00% per annum, the Interest Rate for the Interest Period is 4.44% per annum, calculated as follows:

8.00% × (50 / 90) = 4.44% per annum

Example 3: 6-Month USD LIBOR is less than or equal to the Maximum LIBOR Rate and the Index Level of each Index is greater than or equal to 65.00% of its Initial Index Level on 90 calendar days during the Interest Period. Because the Accrual Provision is satisfied for all 90 calendar days and the Interest Factor for the Interest Period is 8.00% per annum, the Interest Rate for the Interest Period is 8.00% per annum, calculated as follows:

8.00% × (90 / 90) = 8.00% per annum

Example 4: 6-Month USD LIBOR is less than or equal to the Maximum LIBOR Rate, but the Index Level of one or both Indices is less than 65.00% of its Initial Index Level on each calendar day during such Interest Period. Regardless of the Interest Factor, because the Accrual Provision is not satisfied on any calendar day, the Interest Rate for the Interest Period is 0.00% per annum.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how to calculate the payment at maturity. For purposes of the following examples, we have assumed that the Initial Index Level of the S&P 500® Index is 1,900, the Initial Index Level of the EURO STOXX 50® Index is 3,000 and that the notes are not called prior to their scheduled Maturity Date. Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. In addition, the effect of any accrued and unpaid interest has been excluded.

Example 1: The level of the S&P 500® Index increases from its Initial Index Level of 1,900 to an Ending Index Level of 2,400. The level of the EURO STOXX 50® Index increases from its Initial Index Level of 3,000 to an Ending Index Level of 3,500. Because the Ending Index Level of both Indices is greater than or equal to their respective Barrier Levels, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: The level of the S&P 500® Index decreases from its Initial Index Level of 1,900 to an Ending Index Level of 1,400. The level of the EURO STOXX 50® Index increases from its Initial Index Level of 3,000 to an Ending Index Level of 3,500. The S&P 500® Index is the Lesser Performing Index. Although the Index Return of the Lesser Performing Index is negative, because the Ending Index Level of 1,400 is not less than its Barrier Level of 1,045, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the S&P 500® Index decreases from its Initial Index Level of 1,900 to an Ending Index Level of 475. The level of the EURO STOXX 50® Index increases from its Initial Index Level of 3,000 to an Ending Index Level of 3,500. The S&P 500® Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index is negative and the Ending Index Level of 475 is less than its Barrier Level of 1,045, the investor receives a payment at maturity of $250.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -75.00%) = $250.00

Example 4: The level of the S&P 500® Index increases from its Initial Index Level of 1,900 to an Ending Index Level of 2,500. The level of the EURO STOXX 50® Index decreases from its Initial Index Level of 3,000 to an Ending Index Level of 0. The EURO STOXX 50® Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index is negative and the Ending Index Level of 0 is less than its Barrier Level of 1,045, the investor receives a payment at maturity of $0.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -100%) = $0.00

The hypothetical payments on the notes shown above apply only if the notes are not called prior to maturity and you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated

JPMorgan Structured Investments —	TS-10
Callable Range Accrual Notes linked to 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index

with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

What is 6-Month USD LIBOR?

For purposes of the Notes, 6-Month USD LIBOR is the London Interbank Offered Rate for deposits in U.S. dollars for a period of six months calculated as set forth above.

What is the S&P 500® Index?

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

What is the EURO STOXX 50® Index?

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. For additional information about the Index, see the information set forth under “Equity Index Descriptions The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1-I.

Historical Information

The graph below sets forth the weekly historical performance of 6-Month USD LIBOR for the period from January 2, 2009 through March 14, 2014. 6-Month USD LIBOR on March 20, 2014 was 0.33000%.

We obtained 6-Month USD LIBOR used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of 6-Month USD LIBOR should not be taken as an indication of future performance, and no assurance can be given as to 6-Month USD LIBOR on any of the Accrual Determination Dates. We cannot give you assurance that the performance of 6-Month USD LIBOR will result in any positive interest payments.

The following graph sets forth the weekly historical performance of the S&P 500® Index for the period from January 2, 2009 through March 14, 2014. The Index Level of the S&P 500® Index on March 20, 2014 was 1,872.01.

We obtained the Index Levels of the S&P 500® Index used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Level of the S&P 500® Index on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the S&P 500® Index will result in any positive interest payments or return of principal at maturity.

JPMorgan Structured Investments —	TS-11
Callable Range Accrual Notes linked to 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index

The following graph sets forth the weekly historical performance of the EURO STOXX 50® Index for the period from January 2, 2009 through March 14, 2014. The Index Level of the EURO STOXX 50® Index on March 20, 2014 was 3,088.90.

We obtained the Index Levels of the EURO STOXX 50® Index used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Level of the EURO STOXX 50® Index on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in any positive interest payments or return of principal at maturity.

JPMorgan Structured Investments —	TS-12
Callable Range Accrual Notes linked to 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this term sheet.

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.” See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period” in this term sheet.

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Selected Purchase Considerations” and “Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period” in this term sheet for a description of the risk-return profile and market exposure payable under the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-26 of the accompanying product supplement no. I-V are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	TS-13
Callable Range Accrual Notes linked to 6-Month USD LIBOR, the S&P 500® Index and the EURO STOXX 50® Index